Exhibit 10.5

Final

To:     Alan Merkur

From:    Chaim Katzman

Date:  3/11/03

TERM SHEET FOR EMPLOYMENT CONTRACT

Term Of Agreement
3 years commencing January 1, 2003 - Automatically renewable for successive 1 year terms, unless either party advises the other party at least 90 days prior to termination as to its intent not to renew.

Base Salary	$190,000 per annum with CPI increases each anniversary

Restricted Stock	10,500 shares vesting over a three year period

Stock Option	T/B/D After the full vesting of the previous grant

Annual Cash Bonus	40% target. formula equal to other Senior Executives

Miscellaneous	$500 car allowance + Health Benefits allowance + other customary perquisites

Change of Control	Upon a Change of Control as defined:

Lump sum payment equal to 150% of the Base Salary + 150% of most recent bonus.

All remaining restricted stocks and options to become vested.

Termination	In the event of Termination without cause as defined, conditions of Change of Control shall apply.

Other	In the event of death or disability:

All stock and options shall vest.

Payment of 1 year salary or life insurance at the same amount paid by the company (employee to determine beneficiaries)